EXHIBIT 10.4
CHURCH & DWIGHT CO., INC.

COMPENSATION PLAN FOR DIRECTORS

1. PURPOSE:  The purpose of the Compensation Plan for Directors (the “Plan”) is to provide a program that will enable Church & Dwight Co., Inc. (the “Company”) to attract and retain well-qualified persons for service as members of the Company’s Board of Directors (the “Board”) and, in so doing, more closely align the interests of the Directors with those of the stockholders through the ownership of Common Stock of the Company, par value $1.00 per share (the “Common Stock”), by Directors. The Plan is intended to encourage long-term ownership in the Company. All shares of Common Stock payable under the Plan shall be issued under the Company’s Omnibus Equity Compensation Plan.

2. EFFECTIVE DATE:  The Plan is effective as of May 1, 2008 (the “Effective Date”).  This Plan replaces the Company’s prior Compensation Plan for Directors, which terminated as of the Effective Date of this Plan.  Elections made in December 2007 with respect to 2008 Director fees under the prior Compensation Plan for Directors shall continue in effect under this Plan for 2008.

3. ELIGIBILITY:  All Directors of the Company who are not full-time employees of the Company are eligible to participate in the Plan (the “Participants”).

4. DETERMINATION OF COMPENSATION:  In December of each year, the Board will establish Participants’ compensation for the next calendar year (the “Compensation Year”), as to the annual retainer and meeting fees for regularly scheduled Board meetings and meetings of Committees of the Board and as to the annual equity grant under the Company’s Omnibus Equity Compensation Plan.

5. DETERMINATION OF FEE-BASED COMPENSATION IN COMMON STOCK:

(a) All fee-based compensation (i.e., the annual retainer and all Board and Committee meeting fees) paid to each Director for each Compensation Year shall be calculated in shares of Common Stock. This calculation and all payments shall be made quarterly. The annual retainer amount determined under Section 4 shall be divided by four (“Quarterly Retainer”). The Quarterly Retainer shall be added to the Board and Committee meeting fees determined under Section 4 that relate to the same quarter (collectively, the “Total Quarterly Fee”).

(b) The Total Quarterly Fee shall be divided by the closing price of a share of Common Stock as reported on the New York Stock Exchange on the last trading day of such calendar quarter; provided, however, that in the case of the fourth calendar quarter, the first trading day following the Board’s regularly-scheduled meeting in December (“December Meeting”) shall be used.  For the purpose of this calculation, fractional shares shall be counted as whole shares. (For example, assume that the Total Quarterly Fee for a Director is $13,000.  If the closing price of Common Stock on the last trading day in March is $55 per share, then the Total Quarterly Fee, calculated in terms of shares of Common Stock, would be 236.36 shares, rounded to 237 shares).

6.	CASH OPTION, ISSUANCE OF COMMON STOCK FOR FEE-BASED COMPENSATION:

(a) Notwithstanding anything in Section 5 to the contrary, on or following each December Meeting, each Participant shall elect with respect to the next following Compensation Year whether, instead of receiving payments in all shares of Common Stock, the Participant  shall instead receive payment of the Total Quarterly Fee hereunder 50% in cash and 50% in shares of Common Stock. With respect to a Participant who has elected to receive 50% of the Total Quarterly Fee in cash, the calculation described in Section 5 shall be made with respect to only one-half of the Total Quarterly Fee, and the remainder of such Total Quarterly Fee shall be paid in cash. The election under this Section 6 shall be made by providing written notice to the Company’s Secretary not later than five calendar days following the December Meeting. In the event notice is not received by the Secretary by such date, then the Participant shall receive his or her compensation entirely in Common Stock.

(b) Any Participant who is a director with respect to one Compensation Year, but was not a director with respect to the immediately prior Compensation Year, shall be permitted, within 30 days of becoming a director, to make the election described in this Section 6 with respect to the retainer and other fees to be paid for such Compensation Year.

7. REMITTANCE OF FEE-BASED COMPENSATION:  The shares of Common Stock and cash compensation, if any, shall be remitted to each Participant as soon as practicable following the end of each calendar quarter; provided, however, that, in the case of the fourth calendar quarter, such shares and cash shall be remitted as soon as practicable following the December Meeting (but no later than December 31 of such Compensation Year).  All shares of Common Stock payable under this Plan shall be issued under the Company’s Omnibus Equity Compensation Plan and shall be subject in all respects to the terms of that Plan.

8. ANNUAL EQUITY GRANT:  Annual equity grants to Participants shall be made on the date in each year on which the Company holds its Annual Meeting of Stockholders (“Annual Meeting”); provided, however, if a Participant first becomes a Director on a date other than the date of the Annual Meeting, the date of the Participant’s initial equity grant shall be the date on which such Participant commences service as a Director.  Each Participant shall be granted only one(1) equity grant in each calendar year. All equity grants made under this Plan shall be issued under the Company’s Omnibus Equity Compensation Plan and shall be subject in all respects to the terms of that Plan.

9. RIGHTS NOT TRANSFERABLE:  The rights of a Participant under the Plan are not transferable by a Participant other than pursuant to the laws of descent and distribution.

10. ADMINISTRATION:  The Plan shall be administered, and the provisions interpreted, by a committee of at least three persons (all of whom shall be persons not eligible to participate in the Plan and thereby disinterested) having full discretionary authority to act (the “Committee”). The members of the Committee shall be the Chief Executive Officer, the Vice President Finance and the Secretary of the Company. The Committee shall record its proceedings under the Plan.

11. AMENDMENT OF THE PLAN:  The Board may, at any time, or from time to time, change or amend this Plan, as is deems advisable.

12. TERMINATION OF THE PLAN:  This Plan may be terminated at any time, at the discretion of the Board.

13. GOVERNING LAW:  This Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of Delaware.